EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Joseph Sarachek
Chief Executive Officer
PubliCARD, Inc.
(212) 332-4011

PubliCARD, INC. ANNOUNCES THIRD QUARTER RESULTS

NEW YORK - November 16, 2006 - PubliCARD, Inc. (OTC BB: CARD.OB) reported its financial results for the three and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 decreased to $887,000, compared to $1,029,000 in 2005. Foreign currency changes had the effect of decreasing revenues by 1.6%. Excluding the impact of foreign currency changes, revenues in the three months ending September 30, 2006 decreased by 12.3% driven by a decline in direct sales to customers located in the United Kingdom as well as a decline in shipments to U.S. distribution partners, offset by higher sales to European distribution partners. The Company reported a net loss from continuing operations for the quarter ended September 30, 2006 of $139,000, or $0.01 per share, compared with a net loss from continuing operations of $312,000, or $0.01 per share, a year ago. Included in other income in the results for continuing operations is a rebate from the Department of Energy in the amount of $111,000 and receipt of $72,000 in connection with unclaimed property as a result of a demutualization proceeding.

Under the terms of a Settlement Agreement, effective September 23, 2004, between the Pension Benefit Guaranty Corporation (“PBGC”) and the Company associated with a terminated underfunded defined benefit pension plan, the Company issued a non-interest bearing secured note (the “Note”) payable to the PBGC with a face amount of $7.5 million. Pursuant to an agreement dated July 27, 2006 between the PBGC and the Company, the Company paid the PBGC $256,000 and the Note was retired in full. The Company has a further obligation to pay the PBGC 50% of all future net proceeds in excess of $250,000 realized from (a) the sale of the Company’s interest in Infineer Ltd. and TecSec, Incorporated and (b) any recoveries from the Company’s historic insurance program.  During the quarter ended September 30, 2006, the Company recognized an extraordinary gain of $7,220,000 from the Settlement Agreement.

On October 13, 2006, the Company entered into an Assignment of Shares and Assumption of Obligations agreement (the “Assignment Agreement”) with Sallyport Investment Partnership (“Sallyport”), pursuant to which the Company assigned 60,058 shares of Series A Preferred Stock of Tecsec to Sallyport in exchange for $150,000. In addition, pursuant to the Assignment Agreement, Sallyport agreed to use its best efforts to transfer to the Company or cause to be issued to the Company shares of common stock of Tecsec representing 2 ½% of Tecsec’s common stock, calculated on a fully-diluted basis and giving effect to shares that may be issued as a result of Sallyport’s financing of Tecsec during the current year. On October 13, 2006, Tecsec confirmed its agreement to issue such shares to the Company.

The future payments to the PBGC, based on the proceeds from the Assignment Agreement and the Company’s projection of future insurance recoveries of $150,000, are anticipated to be $25,000, although no assurance can be given that this will be the case.

For the nine months ended September 30, 2006, sales were $2,434,000 compared to $2,689,000 a year ago. Foreign currency changes had the effect of decreasing revenues by 4%. Excluding the impact of foreign currency changes, revenues in 2006 decreased by 5% driven by a decline in direct sales to U.K customers and lower sales to its U.S. customers. The Company reported a net loss of $1,022,000, or $.05 per share, for the nine months ended September 30, 2006 compared to a net loss of $1,484,000, or $.06 per share, in 2005.

It is unlikely that the Company will be able to continue as a going concern. See Note 1 to the attached financial statement information.

About PubliCARD, Inc.

Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include the Company’s inability to continue as a going concern. For more information on the potential factors which could affect financial results and the Company’s ability to continue as a going concern, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed with the Securities and Exchange Commission.

(table to follow)

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF
SEPTEMBER 30, 2006 AND DECEMBER 31, 2005
(in thousands, except share data)
(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS

Current assets:
Cash, including short-term investments of $229 and $989 in 2006 and
2005, respectively	$247	$1,072
Trade receivables, less allowance for doubtful accounts of $17 and $16
in 2006 and 2005, respectively	733	647
Inventories, net of reserve of $60 and $56 in 2006 and 2005, respectively	247	303
Other current assets	70	573
Total current assets	1,297	2,595

Equipment and leasehold improvements, net	24	47
	$1,321	$2,642

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Overdraft payable	$564	$406
Trade accounts payable	617	592
Accrued liabilities	916	1,067
Current portion of note payable (Note 1)	25	-
Total current liabilities	2,122	2,065

Note payable (Note 1)	-	7,501
Other non-current liabilities	219	227

Total liabilities	2,341	9,793

Commitments and contingencies (Note 3)

Shareholders’ deficiency:
Class A Preferred Stock, Second Series, no par value: 1,000 shares authorized; 465
shares issued and outstanding as of September 30, 2006 and December 31, 2005	2,325	2,325
Common shares, $0.10 par value: 40,000,000 shares authorized; 24,940,902
shares issued and outstanding as of September 30, 2006 and December 31, 2005	2,494	2,494
Additional paid-in capital	108,617	108,594
Accumulated deficit	(114,309)	(120,507)
Accumulated other comprehensive loss	(147)	(57)
Total shareholders’ deficiency	(1,020)	(7,151)
	$1,321	$2,642

See Note 1 below

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005		2006	2005

Revenues	$887		$1,029	$2,434		$2,689

Cost of revenues	412		429	1,143		1,220
Gross margin	475		600	1,291		1,469

Operating expenses:
General and administrative	387		514	1,296		1,537
Sales and marketing	249		248	769		929
Product development	156		149	441		489
	792		911	2,506		2,955
Loss from operations	(317)		(311)	(1,215)		(1,486)

Other income (expenses):
Interest income	5		7	13		21
Interest expense	(9)		(8)	(25)		(19)
Other income	182		-	205		-
	178		(1)	193		(2)
Net loss from continuing operations	$(139)		$(312)	$(1,022)		$(1,484)

Extraordinary gain on settlement with the PBGC	$7,220	$	.	$7,220	$	.
Net income (loss)	$7,081		$(312)	$6,198		$(1,484)

Basic and diluted income (loss) per Common Share from
Continuing Operations	$(.01)		$(.01)	$(.05)		$(.06)
Settlement with the PBGC	$.29	$	.	$.30	$	.
Basic and diluted income (loss) per common share	$.28		$(.01)	$.25		$(.06)

Basic and diluted weighted average common shares outstanding	24,940,902		24,690,902	24,940,902		24,690,902

See Note 1 below.

Note 1--Liquidity and Going Concern Considerations

The condensed consolidated financial statements included above contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the factors described below, it is unlikely that the Company will be able to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The independent auditors’ reports on the Company’s Consolidated Financial Statements for the years ended December 31, 2005, 2004, 2003 and 2002 contain emphasis paragraphs concerning substantial doubt about the Company’s ability to continue as a going concern.

Infineer Ltd. (“Infineer”), the Company’s sole operating subsidiary, has continued to incur operating losses and negative cash flow. During 2003, 2004 and 2005, the Company contributed additional capital to Infineer of $70,000, $225,000 and $150,000, respectively. It is likely that Infineer will require additional capital and the Company does not have the financial resources to provide such support. Given the Company’s lack of available resources, continued operating losses and debt position, the Company has begun to consider various alternatives. In 2006, with the assistance of an investment banker, the Company commenced an assessment of the value of Infineer, developed an information memorandum and obtained offers for Infineer’s potential for sale. This process concluded without a viable offer for the business. The Board of Directors has not decided whether to continue with the disposition effort. It is therefore uncertain whether an acceptable offer will materialize or whether any such sale will ultimately be consummated. Any such determination to dispose of Infineer would depend upon, among other things, the amount of potential proceeds of any such sale and require the approval of the Company’s shareholders.

The Company sponsored a defined benefit pension plan (the “Plan”) that was frozen in 1993. In January 2003, the Company filed a notice with the Pension Benefit Guaranty Corporation (“PBGC”) seeking a “distress termination” of that Plan. Pursuant to the Agreement for Appointment of Trustee and Termination of Plan between the PBGC and the Company, effective September 30, 2004, the PBGC proceeded to terminate the Plan and was appointed as the Plan’s trustee. As a result, the PBGC has assumed responsibility for paying the obligations to Plan participants. As a result of the Plan termination, the Company’s 2003 and 2004 funding requirements due to the Plan amounting to $3.4 million through September 15, 2004 were eliminated.

Under the terms of the Settlement Agreement, effective September 23, 2004, between the PBGC and the Company (the “Settlement Agreement”), the Company was liable to the PBGC for the unfunded guaranteed benefit payable by the PBGC to Plan participants in the amount of $7.5 million. The Company satisfied this liability by issuing a non-interest bearing note (the “Note”), dated September 23, 2004, payable to the PBGC with a face amount of $7.5 million. Pursuant to the Security Agreement and Pledge Agreement, both dated September 23, 2004, the Note was secured by (a) all presently owned or thereafter acquired real or personal property and rights to property of the Company and (b) the common and preferred stock of Infineer and TecSec, Incorporated (“TecSec”) owned by the Company.

On July 27, 2006, the Company entered into a Payment, Retirement and Release Agreement (the “Payment Agreement”) with the PBGC pursuant to which the PBGC and the Company provided for the settlement and discharge of the Company’s obligations under the Settlement Agreement and the Note. Pursuant to the Payment Agreement, the Company paid the $256,391.31 on July 27, 2006, and agreed that if, between July 27, 2006 and July 27, 2011, the Company receives Net Proceeds in excess of $250,000, the Company will pay to the PBGC 50% of the amount of such excess. As defined in the Payment Agreement, “Net Proceeds” means the amount received by the Company in cash or marketable securities, less the amount of reasonable transaction costs and expenses and debt paid, retained or assumed, from any of (i) the sale by the Company of any or all capital stock of Infineer; (ii) the sale by Infineer of all or substantially all of its assets and a distribution of the proceeds of such sale to the Company; (iii) the sale by the Company of any or all capital stock of Tecsec; and (iv) proceeds received by the Company from settlements, buyouts or assignments of claims with respect to insurance policies covering environmental liabilities for which claims were made prior to July 27, 2006. The Payment Agreement further provides that if, on July 27, 2011, the Company exists as a going concern and holds capital stock of Infineer (and Infineer exists as a going concern) or Tecsec (and Tecsec exists as a going concern), the Company will be deemed to have sold such capital stock for its fair market value, which shall be added to Net Proceeds for purposes of determining the amount of additional payments to the PBGC, if any.

On October 13, 2006, the Company entered into an Assignment of Shares and Assumption of Obligations agreement (the “Assignment Agreement”) with Sallyport Investment Partnership (“Sallyport”), pursuant to which the Company assigned 60,058 shares of Series A Preferred Stock of Tecsec to Sallyport in exchange for $150,000. In addition, pursuant to the Assignment Agreement, Sallyport agreed to use its best efforts to transfer to the Company or cause to be issued to the Company shares of common stock of Tecsec representing 2 ½% of Tecsec’s common stock, calculated on a fully-diluted basis and giving effect to shares that may be issued as a result of Sallyport’s financing of Tecsec during the current year. On October 13, 2006, Tecsec confirmed its agreement to issue such shares to the Company.

Based on insurance recoveries received to date, the Company expects that the Company will receive Net Proceeds in excess of $250,000. Accordingly, the Company expects to pay to the PBGC 50% of the proceeds received in connection with the Assignment Agreement.

The future payments to the PBGC, based on the proceeds from the Assignment Agreement and the Company’s projection of future insurance recoveries of $150,000, are anticipated to be $25,000 (and are included in Notes Payable), although no assurance can be given that this will be the case.

The Company has incurred operating losses, a substantial decline in working capital and negative cash flow from operations for a number of years. The Company has also experienced a substantial reduction in its cash and short term investments, which declined from $17.0 million at December 31, 2000 to $247,000 at September 30, 2006. The Company also had a shareholders’ deficiency of $1,020,000 as of September 30, 2006.

Management believes that existing cash and short-term investments will not be sufficient to permit the Company to continue operating past the first quarter of 2007 and the Company will likely cease operations. If a sale of Infineer is consummated, the Company will not thereafter have any ongoing business operations. In either case, the Company does not expect that any funds will be available for distribution to its shareholders.

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